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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

 Shadid                  George                  D.
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   (Last)               (First)                 (Middle)
 Applebee's International, Inc.
 4551 W. 107th Street, Suite 100
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                                    (Street)

 Overland Park           KS                      66207
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

 Applebee's International, Inc. - APPB

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

 06/02
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5. If Amendment, Date of Original (Month/Year)

 N/A
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Executive Vice President/Chief Operating Officer
      -----------------------------------------------------------------

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          06/07/02        M               7,500       A     12.6667
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Common Stock                          06/07/02        F               1,321       D     25.9133
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Common Stock                          06/07/02        S               6,179       D     25.9133
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Common Stock                          06/12/02        M              15,000       A     12.6667
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Common Stock                          06/12/02        F               2,575       D     25.2400
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Common Stock                          06/12/02        S              12,425       D     25.2400
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Common Stock                          06/17/02        M              10,778       A      9.2778
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Common Stock                          06/17/02        F               3,875       D     25.8000  63,246 (1)      D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
Explanation of Responses:
(1) Reflects 3 for 2 stock split on 06/12/02.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    T    V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock Option                                                           Common
(right to buy)      12.6667  06/07/02  M               7,500 08/07/98 08/07/05  Stock     7,500
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Employee Stock Option                                                           Common
(right to buy)      12.6667  06/12/02  M              15,000 08/07/98 08/07/05  Stock    15,000            7,125 (1) D
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Employee Stock Option                                                           Common
(right to buy)       9.2778  06/17/02  M              10,778 06/15/02 06/15/08  Stock    10,778           11,722 (1) D
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Explanation of responses:
(1) Reflects 3 for 2 stock split on 06/12/02.



 /s/George D. Shadid                                          July 10, 2002

---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.